Exhibit: 99.1
NYSE: ONB
www.oldnational.com
FINANCIAL NEWS
April 20, 2006
OLD NATIONAL REPORTS SOLID FIRST-QUARTER EARNINGS OF $.31 PER SHARE
•  REPRESENTS A 10.7% INCREASE OVER FOURTH-QUARTER RESULTS
Contacts:

Financial Community:	Media:
Lynell J. Walton – (812) 464-1366	Kathy A. Schoettlin – (812) 465-7269
Vice President – Investor Relations	Vice President – Public Relations
First-Quarter vs. Fourth-Quarter Highlights:
➢	Net interest margin improves nine basis points

➢	Nonaccrual loans decrease 7.6%

➢	Management changes announced
Old National Bancorp (NYSE: ONB) today announced first-quarter earnings from continuing operations of $20.7 million, or $.31 per share. Net income, which includes results from discontinued operations, mirrored income from continuing operations for the first quarter of this year, as there were no discontinued operations to report for this period. These results represent a 10.7% increase in earnings per share from continuing operations over the $.28 earned in the fourth quarter of 2005 and a 40.9% increase over the $.22 per share from continuing operations earned in the first quarter of 2005. Net income for the first quarter of 2005 was $.21 per share.
In 2005, Old National restated financial statements due to an error in the Company’s interpretation of SFAS No. 133 resulting in a disallowance of hedge accounting treatment for certain derivatives. As these derivatives were redesignated as hedges in January 2006, management believes it to be more meaningful to analyze current comparisons and future earnings as if hedge accounting treatment had been allowed for the restated periods. The following table reflects the first quarter and fourth quarter of 2005 as if hedge accounting had been allowed:

	1Q05		4Q05		1Q06
($ in millions, except per-share data)	$	EPS	$	EPS	$	EPS
Income From Continuing Operations As Reported	$15.6	$.22	$19.5	$.28	$20.7	$.31
Adjustment for Accounting Treatment of Derivatives, Net of Tax	3.8	.06	2.5	.05	—	—
Adjusted Income From Continuing Operations	$19.4	$.28	$22.0	$.33	$20.7	$.31

In following the strategic decision the company previously announced to exit the O’Fallon, Illinois market, Old National closed on the sale of that financial center in the first quarter of this year and recorded a corresponding pre-tax gain of $3.0 million. Also included in the first quarter were expenses of $1.0 million of severance costs relating to several associates, $.6 million from property dispositions, a $.5 million adjustment relating to profit sharing and $.4 million from legal settlements and additional accounting fees relating to the company’s restatement.
President and CEO Bob Jones noted, “With the major strategic initiatives completed in 2005 and resulting allocation of resources, I believe the foundation upon which we will build the future of Old National has been established. First quarter results began to show the positive impact of these efforts in that underlying fundamentals in critical areas showed improvement. Expense control, margin improvement and credit quality stabilization were all key components to our solid performance. The element still lacking in the equation is balance sheet growth. This one component is critical to us achieving success in 2006.”
Management Changes
Jones commented, “Last week we announced the resignation of Mike Hinton, Senior Executive Vice President and Chief Operating Officer of Old National Bancorp. I will be working closely with the board of directors and other members of the Executive Leadership Group as we look to replace Mike.
“During the first quarter I was pleased to announce the appointment of Randy Reichmann as Regional President over our Indianapolis market,” continued Jones. “Randy joins us from Huntington National Bank with extensive experience in the banking industry. We believe this appointment shows our commitment to the Indianapolis market as Randy has the leadership ability to advance Old National’s presence in this growing market area.
“Other management changes during the quarter were in the mortgage area with the elimination of a senior management and two middle-management positions. This continues our move to improve the efficiency of our mortgage business and to integrate it more fully within our regions.”
Strategic Imperatives
Old National continues to be guided by three strategic imperatives that are critical in establishing the company’s presence as a high-performing financial institution:
1.	Strengthen the risk profile.

2.	Enhance management discipline.

3.	Achieve consistent quality earnings.
Strengthen the Risk Profile
Overall credit quality trends for the company continue to improve. Non-performing loans at March 31, 2006, were $51.4 million, down $4.2 million from the $55.6 million at December 31, 2005, and a reduction of $3.8 million from March 31, 2005. The total portfolio of loans identified by the company as problem credits remained relatively stable. Total classified and criticized loans at March 31, 2006, were $221.4 million, up just .7% from the $219.8 million at December 31, 2005.

At March 31, 2006, Old National’s reserve for loan losses was $76.8 million, or 1.59% of total loans, compared with $86.3 million, or 1.74%, at March 31, 2005. The provision for loan losses for the first quarter of 2006 was $3.5 million, compared with provision expense of $5.1 million in the first quarter of 2005 and $6.0 million in the fourth quarter of 2005.
Net charges-offs for the first quarter of 2006 were $5.5 million, or an annualized .46% of total average loans, and compare to $4.5 million, or .37% on an annualized basis, in the first quarter of 2005. First-quarter 2006 includes a $2.8 million charge-off representing a portion of a single commercial credit previously reported in nonaccrual.
Chief Credit Officer Daryl Moore commented, “We are very pleased with the continued improvement in the overall quality of our loan portfolio. These positive trends, albeit slow, are a steady progression in the right direction. It is this stabilization of the quality of the entire portfolio, combined with better than anticipated recoveries and collection efforts in the retail area, which have allowed us to reduce our quarterly provision expense to levels not seen since 1999.”
Enhance Management Discipline
Capital Management
“Our improving capital position has allowed us to continue to be active in our stock buy-back program,” stated Jones. “We have repurchased .4 million shares of common stock during the first quarter and anticipate remaining active in the program for the remainder of the year. The board of directors has approved the repurchase of up to 6.0 million shares of stock over a three-year period ending December 31, 2008.
“Our strong capital position also allows us to allocate capital in higher growth markets where we believe we can obtain the greatest return for our shareholders,” continued Jones. “Yet this year, we plan to open two new financial centers in the Louisville market and an additional two in the Indianapolis area.”
Expense Management
Noninterest expenses totaled $68.5 million for the first quarter of 2006 compared to the $66.4 million and $69.8 million reported for the first quarter of 2005 and the fourth quarter of 2005, respectively. The variance from the first quarter of last year was mainly attributable to the $2.6 million of noninterest expenses from the Flynn Insurance Agency (Flynn) which was acquired in the second quarter of 2005.
Achieve Consistent Quality Earnings
Balance Sheet & Margin
Including residential real estate loans held for sale, Old National reported total loans at March 31, 2006, of $4.831 billion. This total represents a decrease of $106.2 million compared to the $4.938 billion at the end of 2005. Of this decrease, $27.9 million resulted from the first-quarter sale of the O’Fallon, Illinois financial center. Also included in the decrease was a $21.8 million reduction in residential real estate loans held for sale, which included a $12.1 million bulk forward sale completed during the first quarter. Average total loans for the first quarter were $4.868 billion and represent a decrease of $141.4 million from the average for the fourth quarter of last year.
At March 31, 2006, the company’s investment portfolio was $2.604 billion, a $69.5 million decrease from the end of 2005. This decrease, combined with the decline in total assets during the quarter, resulted in the investment portfolio as a percentage of total assets remaining relatively stable at 31.6%. At December 31, 2005, the investment portfolio was 31.5% of total assets.
Total average core deposits for the first quarter were $5.925 billion, a $16.2 million decrease from the fourth quarter of 2005. Total interest bearing checking balances declined $108.9 million due primarily to a reduction in public sector accounts of $68.9 million. Public sector money market, savings and certificates of deposits under $100,000 increased $115.5 million during the quarter.
The company’s reliance on wholesale borrowed funds continues to diminish. Total wholesale borrowed funds at March 31, 2006, were $1.592 billion, or $30.4 million lower than the $1.623 billion at December 31, 2005.
Net interest income during the first quarter of 2006 was $59.5 million and represented a net interest margin on total average earning assets of 3.18%. This compares to $58.8 million and a margin of 3.09% for the fourth quarter of 2005.
“Although I am disappointed with the decline in commercial and consumer loans during the quarter, we remain committed to improving our earning asset mix by reducing investments and increasing loans,” stated Wolking. “Additionally, growing our core deposit accounts and reducing our reliance on borrowed funds continue to be key initiatives for Old National in 2006. The decline in core deposits during the quarter was due largely to lower public sector deposits, generally our most expensive source of core funding.”
Wolking continued, “I am pleased that our net interest margin improved as we expected during the quarter. Redesignating our derivatives as hedges helped the margin, but improved discipline around deposit pricing was also a contributor to the improvement. Rising market interest rates and competitive pressure on deposit pricing will continue to have an impact on our net interest margin in 2006.”
Fees, Service Charges and Other Revenue
Total fees, service charges and other income during the first quarter of 2006 were $41.4 million, an $8.6 million decrease from the fourth quarter of 2005 and a $4.6 million increase from the first quarter of last year. Fourth quarter contained a $14.6 million gain from the sale of the Clarksville, Tennessee financial centers while the first quarter of 2006 contained a $3.0 million gain from the sale of a financial center in O’Fallon, Illinois.
Also contributing to the differences in quarterly results was the impact of Flynn, which was acquired in the second quarter of 2005 and therefore did not affect first quarter 2005 revenue. The variance from the fourth-quarter results in total insurance revenues relates to the seasonal commission adjustments, or contingency income, that was received. This commission income received in the first quarter of 2006 was $2.4 million, compared to $1.8 million received in the first quarter of 2005 and none received in the fourth quarter of 2005.

Earnings Outlook
“With sound underlying fundamentals demonstrated in first quarter results, combined with the belief that we can properly execute on our balance sheet growth initiatives, we remain optimistic regarding Old National’s earnings potential for 2006,” commented Jones. “It is for these reasons that we remain comfortable with the current range of street estimates for 2006 earnings from continuing operations.”
With $8.2 billion in assets, Old National Bancorp is the largest financial services holding company headquartered in Indiana and ranks among the top 100 banking companies in the United States. Since its founding in Evansville in 1834, Old National has focused on community banking by building long-term, highly valued relationships with clients in its primary footprint of Indiana, Illinois and Kentucky. Focused on exceeding client expectations, the Old National team of financial professionals provides a broad range of services including retail and commercial banking, wealth management, insurance, and brokerage. For more information and financial trend data, please visit the company’s website at www.oldnational.com.

Conference Call
Old National will hold a conference call at 2:30 p.m. (CDT) on Thursday, April 20, 2006, to discuss first-quarter 2006 financial results, strategic developments, and the company’s outlook for the remainder of the year. The live audio web cast of the call, along with the corresponding presentation slides, will be available on the company’s Shareholder Relations web page at www.oldnational.com and will be archived there for 12 months. A replay of the call will also be available from 5:30 p.m. (CDT) on April 20 through May 4. To access the replay, dial 1-800-642-1687, conference code 6598887.

Forward-Looking Statement
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expect,” “intend,” “believe,” “anticipate,” “could,” and “should,” which are statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Internal and external factors that might cause such a difference include, but are not limited to, market, economic, operational, liquidity, credit and interest rate risks associated with Old National’s business, competition, government legislation and policies, ability of Old National to execute its business plans and other matters discussed in this news release, changes in the economy which could materially impact credit quality trends and the ability to generate loans and gather deposits, significant changes in accounting, tax or regulatory practices or requirements, and other factors identified in the company’s form 10-K and other periodic filings with the Securities and Exchange Commission. Actual results could materially differ from those contained in or implied by such statements. Old National undertakes no obligation to release revisions to these forward-looking statements or reflect events or conditions after the date of this release.

Non-GAAP Financial Measures
This release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of the registrant’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. In this regard, GAAP refers to generally accepted accounting principles in the United States. Pursuant to the requirements of Regulation G, Old National Bancorp has provided reconciliations within this release, as necessary, of the non-GAAP financial measure to the most directly comparable GAAP financial measure.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$59,488	$60,759	$(1,271)	(2.1)%
Fees, Service Charges and Other Revenues	41,401	36,650	4,751	13.0
Securities Gains (Losses)	(147)	(520)	373	71.7
Derivative Gains (Losses)	1,615	(2,872)	4,487	156.2
Total Revenue (FTE)	102,357	94,017	8,340	8.9
Provision for Loan Losses	3,500	5,100	(1,600)	(31.4)
Noninterest Expense	68,487	66,356	2,131	3.2
Income before Taxes and Discontinued Operations	30,370	22,561	7,809	34.6
Provision for Taxes (FTE)	9,701	7,005	2,696	38.5
Income from Continuing Operations	20,669	15,556	5,113	32.9
Income (Loss) from Discontinued Operations Net of Tax	—	(984)	984	N/M
Net Income	20,669	14,572	6,097	41.8

Per Share Data: (Diluted) (1)
Net Income from Continuing Operations	.31	.22	.09	40.9
Net Income (Loss) from Discontinued Operations	—	(.01)	.01	N/M
Net Income	.31	.21	.10	47.6
Average Diluted Shares Outstanding	67,317	68,787	(1,470)	(2.1)
Book Value	9.53	9.72	(.19)	(2.0)
Stock Price	21.64	20.30	1.34	6.6

Performance Ratios:
Return on Average Assets	1.00%	.66%	.34%	51.5%
Return on Average Assets (2)	1.00	.71	.29	40.8
Return on Average Equity (3)	12.68	8.27	4.41	53.3
Return on Average Equity (2) (3)	12.68	8.83	3.85	43.6
Net Interest Margin (FTE)	3.18	3.05	.13	4.3
Other Expense to Revenue (Efficiency Ratio) (2)	66.91	70.58	(3.67)	(5.2)
Net Charge-offs to Average Loans (4)	.46	.37	.09	24.3
Reserve for Loan Losses to Ending Loans (4)	1.59	1.74	(.15)	(8.6)
Non-Performing Loans to Ending Loans (4)	1.06	1.11	(.05)	(4.5)

Balance Sheet:
Average Assets	$8,289,711	$8,817,207	$(527,496)	(6.0)
End of Period Balances:
Assets	8,244,921	8,793,047	(548,126)	(6.2)
Commercial and Commercial Real Estate Loans	3,050,084	3,162,465	(112,381)	(3.6)
Consumer Loans	1,247,077	1,219,655	27,422	2.2
Residential Real Estate Loans	512,342	558,219	(45,877)	(8.2)
Residential Real Estate Loans Held for Sale	21,965	31,685	(9,720)	(30.7)
Core Deposits (Excluding Brokered CDs)	5,880,784	5,988,562	(107,778)	(1.8)
Shareholders’ Equity	642,373	667,589	(25,216)	(3.8)

(1)	Assumes conversion of stock options and restricted stock.

(2)	Based on income from continuing operations.

(3)	Based on average shareholders’ equity of $651,785 and $704,925, respectively, for 2006 and 2005.

(4)	Includes residential loans held for sale.

N/M Not meaningful.

OLD NATIONAL BANCORP
Financial Highlights

	Three-Months Ended
($ in thousands except per-share data)	March 31,	December 31,
(FTE) Fully taxable equivalent basis.	2006	2005	Change	% Change
Income Data:
Net Interest Income (FTE)	$59,488	$58,792	696	1.2%
Fees, Service Charges and Other Revenues	41,401	50,017	(8,616)	(17.2)
Securities Gains (Losses)	(147)	(274)	127	46.4
Derivative Gains (Losses)	1,615	(4,081)	5,696	139.6
Total Revenue (FTE)	102,357	104,454	(2,097)	(2.0)
Provision for Loan Losses	3,500	6,000	(2,500)	(41.7)
Noninterest Expense	68,487	69,848	(1,361)	(1.9)
Income before Taxes and Discontinued Operations	30,370	28,606	1,764	6.2
Provision for Taxes (FTE)	9,701	9,146	555	6.1
Income from Continuing Operations	20,669	19,460	1,209	6.2
Income (Loss) from Discontinued Operations Net of Tax	—	—	—	N/M
Net Income	20,669	19,460	1,209	6.2

Per Share Data: (Diluted) (1)
Net Income from Continuing Operations	.31	.28	.03	10.7
Net Income (Loss) from Discontinued Operations	—	—	—	N/M
Net Income	.31	.28	.03	10.7
Average Diluted Shares Outstanding	67,317	67,591	(274)	(.4)
Book Value	9.53	9.61	(.08)	(.8)
Stock Price	21.64	21.64	—	—

Performance Ratios:
Return on Average Assets	1.00%	.92%	.08%	8.7
Return on Average Assets (2)	1.00	.92	.08	8.7
Return on Average Equity (3)	12.68	11.69	.99	8.5
Return on Average Equity (2) (3)	12.68	11.69	.99	8.5
Net Interest Margin (FTE)	3.18	3.09	.09	2.9
Other Expense to Revenue (Efficiency Ratio) (2)	66.91	66.87	.04	.1
Net Charge-offs to Average Loans (4)	.46	.68	(.22)	(32.4)
Reserve for Loan Losses to Ending Loans (4)	1.59	1.60	(.01)	(.6)
Non-Performing Loans to Ending Loans (4)	1.06	1.13	(.07)	(6.2)

Balance Sheet:
Average Assets	$8,289,711	$8,416,216	(126,505)	(1.5)
End of Period Balances:
Assets	8,244,921	8,492,022	(247,101)	(2.9)
Commercial and Commercial Real Estate Loans	3,050,084	3,088,127	(38,043)	(1.2)
Consumer Loans	1,247,077	1,261,797	(14,720)	(1.2)
Residential Real Estate Loans	512,342	543,903	(31,561)	(5.8)
Residential Real Estate Loans Held for Sale	21,965	43,804	(21,839)	(49.9)
Core Deposits (Excluding Brokered CDs)	5,880,784	6,100,542	(219,758)	(3.6)
Shareholders’ Equity	642,373	649,898	(7,525)	(1.2)

(1)	Assumes conversion of stock options and restricted stock.

(2)	Based on income from continuing operations.

(3)	Based on average shareholders’ equity of $651,785 and $666,016, respectively, for March 31, 2006, and December 31, 2005.

(4)	Includes residential loans held for sale.

N/M Not meaningful.